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                                                                     EXHIBIT 4.3


                             COOPER INDUSTRIES, INC.
                                       AND
                               JPMORGAN CHASE BANK
                                   AS TRUSTEE

                          FIRST SUPPLEMENTAL INDENTURE
                            DATED AS OF MAY 15, 2002

                                   DEBENTURES
              SUPPLEMENT TO INDENTURE DATED AS OF JANUARY 15, 1990


This FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of May ___, 2002 (the "Execution Date"), is made and entered into between COOPER INDUSTRIES, INC., an Ohio corporation, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the "Company"), COOPER INDUSTRIES, LTD., a Bermuda company, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the "Guarantor") and JPMORGAN CHASE BANK, a New York banking corporation, as Trustee (the "Trustee").

WHEREAS, the Company entered into an Indenture dated as of January 15, 1990 (as thereafter amended, the "Indenture"), with The Chase Manhattan Bank (National Association), for the purpose of issuing its debentures, notes, bonds or other evidences of indebtedness (the "Debentures") in one or more series, unlimited as to aggregate principal amount and bearing such rates of interest, if any, maturing at such time or times and having such other designations as shall be fixed in accordance with the Indenture;

WHEREAS, the Trustee is the successor by merger to The Chase Manhattan Bank (National Association) and has succeeded to all interests of such national association under the Indenture;

WHEREAS, Company is in the process of reorganizing whereby it will effectively change its place of incorporation from Ohio to Bermuda through a merger (the "Merger");

WHEREAS, the Merger will be accomplished through the merger of a newly formed Ohio corporation into the Company, in which the Company shall be the surviving company in the merger and become a wholly owned, indirect subsidiary and a Restricted Subsidiary (as hereinafter defined) of Guarantor, to be effective upon the date (the "Merger Date") that a certificate of merger is filed with the Secretary of State of the State of Ohio in accordance with Ohio law;


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WHEREAS, in connection therewith, to be effective as of the Merger Date, the
Company proposes to add Guarantor as a corporate guarantor of certain payment obligations and various terms of the Indenture and to modify other terms of the Indenture;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of Section 11.01 of the Indenture; and

WHEREAS, all corporate and other action necessary to make this Supplemental Indenture a valid and binding agreement of the Company and the Guarantor in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing premises, it is mutually covenanted and agreed as follows:

SECTION 1. The Indenture is hereby amended by amending and restating in their entirety the following definitions in Section 1.01 in the correct alphabetical order:

Board of Directors:

         The term "Board of Directors" means the Board of Directors of the Guarantor, or any committee of such Board of Directors, or any committee of officers of the Guarantor, duly authorized to take any action hereunder.

Certified Resolutions or Board Resolutions:

         The terms "Certified Resolutions" or "Board Resolutions" shall mean a copy delivered to the Trustee of a resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Guarantor, to have been duly adopted and to be in full force and effect on the date of such certification.

Officers' Certificate:

         The term "Officers' Certificate" shall mean with respect to any Person, a certificate signed by two officers of such Person, one of whom shall be the principal financial officer, from among the Chairman of the Board, the President, any Vice President or the Chief Financial Officer, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of such Person, and delivered to the Trustee. Wherever this Indenture requires that an Officers' Certificate be signed also by an accountant or other expert, such accountant or other expert (except as otherwise expressly provided in this Indenture) may be in the employ of the Company or the Guarantor. Each such certificate issued by the Company or the Guarantor, as the case may be, shall include the statements provided for in
Section 15.05 if and to the extent required by the provisions of such Section.


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Opinion of Counsel:

         The term "Opinion of Counsel" shall mean a written opinion of counsel, who may be an employee of or counsel to the Company or the Guarantor, as applicable. Each such opinion issued by the Company shall include the statements provided for in Section 15.05 if and to the extent required by the provisions of such Section.

Principal Property:

         The term "Principal Property" means (A) any manufacturing plant located in the continental United States, or manufacturing equipment located in any such manufacturing plant (together with the land on which such plant is erected and fixtures comprising a part thereof), owned or leased on the first date on which a Debenture is authenticated by the Trustee or thereafter acquired or leased by the Guarantor or any Restricted Subsidiary, other than (i) any property which the Board of Directors determines is not of material importance to the total business conducted, or assets owned, by the Guarantor and its Subsidiaries, as an entirety; or (ii) any portion of any such property which the Board of Directors determines not to be of material importance to the use or operation of such property; and (B) any Shares or Indebtedness issued by any Restricted Subsidiary. "Manufacturing plant" does not include any plant owned or leased jointly or in common with one or more Persons other than the Guarantor and its Restricted Subsidiaries in which the aggregate interest of the Guarantor and its Restricted Subsidiaries does not exceed fifty percent (50%). "Manufacturing equipment" means manufacturing equipment in such manufacturing plants used directly in the production of the Guarantor's or any Restricted Subsidiary's products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of the Guarantor's or any Restricted Subsidiary's products.

Restricted Subsidiary:

         The term "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located within the continental United States, other than (i) a Subsidiary primarily engaged in financing, including, without limitation, lending on the security of, purchasing or discounting (with or without recourse) receivables, leases, obligations or other claims arising from or in connection with the purchase or sale of products or services; (ii) a Subsidiary primarily engaged in leasing or insurance; or (iii) a Subsidiary primarily engaged in financing the Guarantor's or any Restricted Subsidiary's operations outside the continental United States.

Sale and Leaseback Transaction:

         The term "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Guarantor or any Restricted Subsidiary of any Principal Property of the Guarantor or any Restricted Subsidiary whether such Principal Property is now owned or hereafter acquired (except for leases for a term of not more than three years and except for leases between the Guarantor and a Restricted Subsidiary


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or between Restricted Subsidiaries and except for leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation of such property), which Principal Property has been or is to be sold or transferred by the Guarantor or such Restricted Subsidiary to such Person;

Secured Indebtedness:

         The term "Secured Indebtedness" of any corporation shall mean Indebtedness secured by any Lien upon property (including Shares or Indebtedness issued by any Restricted Subsidiary) owned by the Guarantor or any Restricted Subsidiary.

Shareholders' Equity:

         The term "Shareholders' Equity" shall mean the total assets calculated from a consolidated balance sheet of the Guarantor, prepared in accordance with generally accepted accounting principles, less total liabilities shown on such balance sheet.

Subsidiary:

         The term "Subsidiary" means any corporation a majority of the Voting Shares of which are at the time owned or controlled, directly or indirectly, by the Guarantor or by one or more Subsidiaries and which is consolidated in the Guarantor's latest consolidated financial statements filed with the Securities and Exchange Commission or provided generally to the Guarantor's shareholders.

SECTION 2. The Indenture is hereby amended by adding to Section 1.01 the following definitions in the correct alphabetical order:

Guarantee:

         The term "Guarantee" means any of the unconditional and unsubordinated guarantees by the Guarantor of the due and punctual payment of principal of and premium, if any, on the Debentures and certain other obligations of the Company pursuant to this Indenture when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption, upon a repurchase date or otherwise in accordance with the terms of the Debentures and this Indenture.

Guarantor:

         The term "Guarantor" means Cooper Industries, Ltd., a Bermuda company, until a successor replaces such party pursuant to Article Twelve of this Indenture and, thereafter, shall mean such successor.


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SECTION 3. Section 5.05 of the Indenture is hereby amended and restated in its entirety as follows:

         Section 5.05. Secured Indebtedness of the Guarantor and its Restricted Subsidiaries. So long as any of the Debentures remains outstanding, the Guarantor will not, and the Guarantor will not permit any of its Restricted Subsidiaries to, create, assume, guarantee or incur any Secured Indebtedness of the Guarantor or any Restricted Subsidiary without in any such case effectively providing concurrently with the creation, assumption, guarantee or incurrence of any such Secured Indebtedness that the Debentures (together with, if the Guarantor shall so determine, any other indebtedness of or guarantee by the Guarantor or such Restricted Subsidiary ranking equally with the Debentures and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of the Guarantor, prior to) such Secured Indebtedness but only for so long and during such time as (i) such Secured Indebtedness shall exist and be secured by a Lien; and (ii) the aggregate of all Secured Indebtedness not secured solely by Liens described in clauses (a) through (h) of this Section 5.05 and all Attributable Debt outstanding pursuant to, and not excluded from this calculation by, Section 5.06 exceeds 10% of Shareholders' Equity; provided, however, that the foregoing restrictions shall not apply to Secured Indebtedness secured by:

                  (a) Liens on property (including any Shares or Indebtedness) of any corporation existing at the time such corporation becomes a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation's becoming a Restricted Subsidiary;

                  (b) Liens on property (including any Shares or Indebtedness) existing at the time of acquisition of such property by the Guarantor or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of such property created upon the acquisition of such property by the Guarantor or a Restricted Subsidiary, or Liens to secure any Secured Indebtedness incurred by the Guarantor or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, the completion of construction (including any improvements, alterations or repairs to existing property) or the commencement of commercial operation of such property, which Secured Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements, alterations or repairs thereon; provided, however, that in the case of any such acquisition, construction or improvement, alteration or repair, the Lien shall not apply to any property theretofore owned by the Guarantor or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property or portion thereof on which the property so constructed, or the improvement, is located and any other property not then constituting a Principal Property;

                  (c) Liens securing Secured Indebtedness of any Restricted Subsidiary owing to the Guarantor or to another Restricted Subsidiary;


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                  (d) Liens on property of a corporation existing at the time such corporation is merged or consolidated with the Guarantor or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Guarantor or a Restricted Subsidiary or arising thereafter pursuant to contractual commitments entered into by such corporation prior to and not in contemplation of such merger, consolidation, sale, lease or other disposition;

                  (e) Liens on property of the Guarantor or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, or in favor of any trustee or mortgagee acting on behalf, or for the benefit of, any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including without limitation Liens incurred in connection with pollution control, industrial revenue or similar financings) and any other Liens incurred or assumed in connection with the issuance of industrial revenue or private activity bonds the interest on which is exempt from Federal income taxation pursuant to
         Section 103(b) of the Internal Revenue Code of 1986, as amended;

                  (f) Liens existing on the first date on which a Debenture is authenticated by the Trustee;

                  (g) Liens on any property (including any Shares or Indebtedness) not constituting a Principal Property;

                  (h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (a) to (g) inclusive; provided, however, that the principal amount of Secured Indebtedness secured thereby shall not exceed the principal amount of Secured Indebtedness secured thereby at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements, alterations and repairs on or to such property) and any other property not then constituting a Principal Property.

         Notwithstanding the foregoing provisions, the Guarantor and any one or more Restricted Subsidiaries may create, assume, guarantee or incur Secured Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with (i) all other Secured Indebtedness of the Guarantor and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Indebtedness secured by Liens permitted under clauses (a) through (h) above);


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and (ii) all Attributable Debt outstanding pursuant to, and not excluded from this calculation by, Section 5.06, does not at the time exceed 10% of Shareholders' Equity.

SECTION 4. Section 5.06 of the Indenture is hereby amended and restated in its entirety as follows:

                  Section 5.06. Sale and Leaseback Transactions. The Guarantor will not, and nor will it permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (A) the sum of (i) the Attributable Debt outstanding pursuant to such Sale and Leaseback Transaction; (ii) all Attributable Debt outstanding pursuant to all other Sale and Leaseback Transactions entered into by the Guarantor and any Restricted Subsidiary after the date on which a Debenture is authenticated by the Trustee; and (iii) the aggregate of all Secured Indebtedness outstanding (computed without regard to the Secured Indebtedness excluded from the operation of Section 5.05 pursuant to clauses (a) through (h) thereof and further without regard to Secured Indebtedness of the Guarantor or any Restricted Subsidiary if the Debentures are secured equally and ratably with (or prior to) such Secured Indebtedness) does not exceed 10% of Shareholders' Equity; or
         (B) an amount equal to the greater of (i) the amount of the net proceeds to the Guarantor or the Restricted Subsidiary entering into such Sale and Leaseback Transaction; or (ii) the fair market value of such property, as determined by the Board of Directors (in the case of (i) or (ii), after repayment of, or otherwise taking into account, as the case may be, the amount of any Secured Indebtedness secured by a Lien encumbering such property which Secured Indebtedness existed immediately prior to such Sale and Leaseback Transaction) is applied to retirement of Funded Debt within one year after the consummation of such Sale and Leaseback Transaction; provided, however, the covenant contained in this Section 5.06 shall not apply to, and there shall be excluded from Attributable Debt in any computation under Section 5.05 or this Section 5.06, Attributable Debt with respect to any Sale and Leaseback Transaction if:

                  (1) the Sale and Leaseback Transaction is entered into in connection with the issuance of industrial revenue or private activity bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended;

                  (2) the Guarantor or a Restricted Subsidiary applies an amount equal to the net proceeds (after repayment of any Secured Indebtedness secured by a Lien encumbering such Principal Property which Secured Indebtedness existed immediately before such Sale and Leaseback Transaction) of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction to investment (whether for acquisition, improvement, repair, alteration or construction costs) in another Principal Property within one year prior or subsequent to such sale or transfer;

                  (3) such Sale and Leaseback Transaction was entered into by a corporation prior to the date on which such corporation became a Restricted Subsidiary or arises thereafter pursuant to contractual commitments entered into


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         by such corporation prior to and not in contemplation of such corporation's becoming a Restricted Subsidiary; or

                  (4) such Sale and Leaseback Transaction was entered into by a corporation prior to the time such corporation was merged or consolidated with the Guarantor or a Restricted Subsidiary or prior to the time of a sale, lease or other disposition of the properties of such corporation as an entirety or substantially as an entirety to the Guarantor or a Restricted Subsidiary or arises thereafter pursuant to contractual commitments entered into by such corporation prior to and not in contemplation of such merger, consolidation, sale, lease or other disposition.

SECTION 5. Section 5.07 of the Indenture is hereby amended and restated in its entirety as follows:

         Section 5.07. Waiver of Covenants. The Guarantor may omit in any particular instance to comply with any covenant or condition set forth in
Section 5.05 or 5.06 hereof or provided in a respective Certified Resolution delivered to the Trustee pursuant to Section 2.02(A) hereof or in any indenture supplemental hereto with respect to the Debentures of any series, if before or after the time for such compliance the Holders of a majority in aggregate principal amount of the Debentures of such series at the time Outstanding shall, by action of such Debentures holders as provided in Section 9.01, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Guarantor, and the duties of the Trustee in respect of any such covenant or condition, shall remain in full force and effect.

SECTION 6. Section 5.08 of the Indenture is hereby amended and restated in its entirety as follows:

         Section 5.08. Certificate to Trustee. The Company and the Guarantor will each deliver to the Trustee within 120 days after the end of each fiscal year of the Guarantor (which on the date hereof ends on December 31) ending after the date any series of Debentures is first issued hereunder, an Officers' Certificate (which need not contain the statements provided for in Section 15.05), stating whether or not to the best knowledge of the respective signer thereof (i) the Company is in default in the performance and observance of the terms, provisions and conditions of Sections 5.01 or 5.02 and any other covenant of the Company; and (ii) the Guarantor is in default in the performance and observance of the terms, provisions and conditions of Sections 5.05 or 5.06 and any other covenant of the Guarantor; provided in a Certified Resolution delivered to the Trustee pursuant to Section 2.02(A) hereof or an indenture supplemental hereto, and if the Company or Guarantor shall be in default, respectively specifying all such defaults and the nature and status thereof of which they may have knowledge; provided, however, neither the Company nor the Guarantor shall be obligated to make any such statement with respect to any term, provisions or conditions specified in this Section 5.08 if such


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term, provision or condition, as the case may be, is applicable only to a series of Debentures none of the Debentures of which are outstanding or with respect to which series the Company has been discharged pursuant to Article Thirteen.

SECTION 7. Section 6.03 of the Indenture is hereby amended and restated in its entirety as follows:

         Section 6.03. Reports by the Company or the Guarantor. (a) The Company or the Guarantor, as applicable, agrees to file with the Trustee, within thirty days after the Company or the Guarantor, as applicable, is required to file the same with the Securities and Exchange Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as said Commission may from time to time by rules and regulations prescribe) which the Company or the Guarantor, as applicable, may be required to file with said Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; or, if the Company or the Guarantor, as applicable, is not required to file information, documents or reports pursuant to either of such Sections, then to file with the Trustee and said Commission, in accordance with rules and regulations prescribed from time to time by said Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

         (b) The Company or the Guarantor, as applicable, agrees to file with the Trustee and the Securities and Exchange Commission, in accordance with the rules and regulations prescribed from time to time by said Commission, such additional information, documents and reports with respect to compliance by the Company or the Guarantor, as applicable, with the conditions and covenants provided for in this Indenture as may be required from time to time by such rules and regulations.

         (c) The Guarantor agrees to transmit by mail to all holders of Debentures, as the names and addresses of such holders appear upon the Debenture register, within thirty days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company or the Guarantor, as applicable, pursuant to subsections (a) and (b) of this Section 6.03 as may be required by rules and regulations prescribed from time to time by the Securities and Exchange Commission.

SECTION 8. Article Twelve of the Indenture is hereby amended by the addition of Sections 12.03 and 12.04 as follows:

         Section 12.03. Guarantor May Consolidate, Etc., Only on Certain Terms. The Guarantor shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

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                  (1) the Person formed by such consolidation or into which the
         Guarantor is merged or the Person which acquired by conveyance or transfer the properties and assets of the Guarantor substantially as an entirety shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Guarantor's guarantee of the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debentures and the Guarantor's guarantee of the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed;

                  (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

                  (3) the Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article Twelve and that all conditions precedent herein provided for relating to such transaction have been complied with; provided, however, the Opinion of Counsel shall not be required to include any opinion with respect to the condition set forth in paragraph (2) of this Section 12.03.

         Section 12.04. Successor Guarantor Substituted. Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Guarantor substantially as an entirety in accordance with Section 12.03, the successor corporation formed by such consolidation or into which the Guarantor is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Indenture with the same effect as if such successor corporation had been named as the Guarantor herein; and in the event of any such conveyance or transfer, the Guarantor (which term shall for this purpose mean the Person named as the "Guarantor" in Section 1.01, or any successor corporation which shall have theretofore become such in the manner prescribed in Section 12.03), shall be discharged from all liability under this Indenture and the Guarantee and in respect of the Debentures and may be dissolved and liquidated.

SECTION 9. The Indenture is hereby amended by adding a new Article Sixteen as follows:

                                 ARTICLE SIXTEEN

                                    Guarantee

         Section 16.01 Guarantee. Except as otherwise provided herein, the Guarantor hereby fully and unconditionally guarantees to each Holder of a Debenture authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, the due and punctual payment of the principal of, premium, if any, and interest, if any, on the

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Debentures and all other obligations of the Company under this Indenture when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption, upon a repurchase date or otherwise, in accordance with the terms of the Debentures and of this Indenture. The Guarantor hereby fully and unconditionally also guarantees to the Trustee the due and punctual payment of all obligations of the Company to the Trustee under this Indenture. In case of the failure of the Company punctually to make any such payment, the Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity or by acceleration, call for redemption, upon a repurchase date or otherwise, and as if such payment were made by the Company. The Guarantor agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, the validity, regularity or enforceability of the Debentures or this Indenture, the absence of any action to enforce the same or any release (other than by operation of Article Thirteen), amendment, waiver or indulgence granted to the Company or the Guarantor or any consent to departure from any requirement of any other guarantee of all or any of the Debentures or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or any of the Holders protect, secure, perfect or insure any security interest in or other lien on any property subject thereto or exhaust any right or take any action against the Company or any other Person or any collateral, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Debentures or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged in respect of the Debentures except by complete performance of the obligations contained in the Debentures and in such Guarantee. The Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Debentures, to collect any principal, interest or premium, if any, on the Debentures, or to enforce or exercise any other right or remedy with respect to the Debentures, the Guarantor agrees to pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

         The Guarantor shall be subrogated to all rights of the Holders of the Debentures upon which its Guarantee is endorsed against the Company in respect of any amounts paid by the Guarantor on account of the Debentures pursuant to the provisions of its Guarantee or this Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payment arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest, if any, on all Debentures issued hereunder shall have been paid in full.

         This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any part of the Company's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Securities, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any holder of the Debentures, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Debentures shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         Any term or provision of this Guarantee to the contrary notwithstanding, the aggregate amount of the obligations guaranteed hereunder shall be reduced to the extent necessary to prevent this Guarantee from violating or becoming voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

         Section 16.02 Release of Guarantee. Notwithstanding anything in this Article Sixteen to the contrary, concurrently with the payment in full of (i) the principal of, premium, if any, and interest, if any, on the Debentures; and
(ii) all other obligations of the Company under this Indenture, the Guarantor shall be released from and relieved of its obligations under this Article Sixteen. Upon the delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that the transaction giving rise to the release of this Guarantee was made by the Company in accordance with the provisions of this Indenture and the Debentures, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under this Guarantee. If any of the obligations to pay the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of the Company are revived and reinstated after the termination of this Guarantee, then all of the obligations of the Guarantor under this Guarantee shall be revived and reinstated as if this Guarantee had not been terminated until such time as the principal of, premium, if any, and interest, if any, on the Debentures and all other obligations of the Company under the Indenture are paid in full, and the Guarantor shall enter into an amendment to this Guarantee, reasonably satisfactory to the Trustee, evidencing such revival and reinstatement.

SECTION 10. This First Supplemental Indenture shall become effective as of the Merger Date. In the event that the Merger does not occur or the Company otherwise notifies the Trustee in writing that the Merger will not occur, this First Supplemental Indenture shall automatically become null and void and Company and Trustee shall continue to comply with the original Indenture. On or promptly following the Merger Date, the Company shall furnish to the Trustee an Officer's Certificate certifying that the Merger has occurred and that this First Supplemental Indenture has become effective.

SECTION 11. The Indenture, as supplemented and amended, is in all respects ratified and confirmed, and the Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

SECTION 12. If and to the extent any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any provision of the Trust Indenture Act of 1939, such required provision shall control.

SECTION 13. In case any provision in this First Supplemental Indenture or in the Debentures of any series heretofore issued shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Debentures) shall not in any way be affected or impaired thereby.

SECTION 14. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the said State.

SECTION 15. Capitalized terms used in this First Supplemental Indenture that are not otherwise defined herein that are defined in the Indenture shall remain as set forth therein.

SECTION 16. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

SECTION 17. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantor.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, as of the Execution Date.

COMPANY:                                 GUARANTOR:

COOPER INDUSTRIES, INC.                  COOPER INDUSTRIES, LTD.


By: /s/ Alan J. Hill                     By: /s/ Alan J. Hill
    --------------------------------         -----------------------------------
Name: Alan J. Hill                       Name: Alan J. Hill
      ------------------------------           ---------------------------------
Title: Vice President & Treasuer         Title: Vice President & Treasurer
       -----------------------------            --------------------------------


                                         By: /s/ D. Bradley McWilliams
                                             -----------------------------------
                                         Name: D. Bradley McWilliams
                                               ---------------------------------
                                         Title: Senior Vice President &
                                                --------------------------------
                                                Chief Financial Officer
                                                --------------------------------


TRUSTEE:

JPMORGAN CHASE BANK


By: /s/ Philbert G. Jones
    --------------------------------
Name: Philbert G. Jones
      ------------------------------
Title: Assistant Vice President
       -----------------------------